UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    October 17, 2014

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                    (952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On October 17, 2014, Lakes Entertainment, Inc. (“Lakes”) received a payment of approximately $1.4 million from ONDISS Corp. (“ONDISS”) for the transfer of Lakes’ remaining interest in Dania Entertainment Center, LLC (“DEC”) to ONDISS. Lakes Florida Development, LLC, a wholly owned subsidiary of Lakes, had previously entered into a Purchase Agreement with ONDISS pertaining to the sale of Lakes’ membership interest of DEC (“Purchase Agreement”). The Purchase Agreement provided that ONDISS would pay Lakes a total purchase price of approximately $2.6 million for Lakes’ ownership in DEC. ONDISS made an initial payment to Lakes of $1.0 million on April 21, 2014 at which time 40% of Lakes’ ownership in DEC was transferred to ONDISS. The remaining purchase price was scheduled to be made over three equal semi-annual installments of approximately $0.5 million, and 20% of Lakes’ ownership in DEC would be transferred to ONDISS upon each payment. In place of the three remaining payments, Lakes and ONDISS negotiated the discounted final payment amount of approximately $1.4 million in consideration of Lakes transferring its remaining ownership in DEC on October 17, 2014. As a result of this payment, Lakes will recognize a gain of $1.4 million during the fourth quarter of 2014.

A copy of the Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

10.1	Letter Agreement by and between Lakes Florida Development, LLC and ONDISS Corp. effective October 17, 2014

99.1	Press Release, dated October 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)

Date: October 22, 2014	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer